Exhibit 99.2

PLAYTEX PRODUCTS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

i

Page

D.	Amount of Severance Benefits Upon Change in Control Termination for Tier Three Eligible Employees:	D-1

ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01         Purpose of the Plan.  The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits, as set forth in the Plan, in the event the Eligible Employee’s employment with the Company is terminated in connection with a Change in Control.  The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of section 3(2) of ERISA.  Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b).  Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02         Term of the Plan.  The Plan shall generally be effective as of the Effective Date.  The Plan supersedes and replaces any other plan, program, arrangement or agreement providing an Eligible Employee with severance or related benefits in the case of an Eligible Employee’s Change in Control Termination.  The Plan shall continue until terminated pursuant to Article VII of the Plan.

ARTICLE II

DEFINITIONS

Section 2.01         “Affiliate”   shall mean any entity that is required to be aggregated with the Company pursuant to section 414(b) or (c) of the Code.

Section 2.02         “Base Salary”  shall mean the annual rate of base salary in effect as of the Eligible Employee’s Termination Date or the date of a Change in Control, if higher.

Section 2.03         “Beneficial Owner”  shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

Section 2.04         “Bonus”  shall mean an Eligible Employee’s average annual bonus for the two calendar years prior to the year in which the Change in Control occurs. If the Eligible Employee did not receive a full bonus in each of the two years prior to the year in which the Change in Control occurs, “Bonus” shall mean the Eligible Employee’s target annual bonus for the year in which the Change in Control occurs.

Section 2.05         “Board”  shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated by the Board of Directors for purposes of making determinations or taking actions hereunder.

Section 2.06         “Cause” shall mean the Eligible Employee’s (i) willful and continued failure to substantially perform his duties, (ii) conviction of a felony, (iii) willful violation of Company rules or policy, including the Company’s Code of Ethics or Code of Business Conduct, if any; (iv) willfully engaging in conduct that is demonstrably and materially injurious to the Company, or (v) violation of any of the restrictive covenants set forth in the Participation Agreement, as applicable.  The Company, in its sole and absolute discretion, shall determine “Cause”.  For purposes of determining “Cause”, no act or omission by the Eligible Employee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief by the Eligible Employee that the Eligible Employee’s action or omission was in the best interests of the Company.

Section 2.07         “CEO”  shall mean the Chief Executive Officer of the Company.

Section 2.08         “Change in Control”  shall mean any of the following events:

(a)           Any Person (other than a person who is a shareholder of the Company or an Affiliate on the effective date of the Plan) becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors; or

(b)           The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company other than to an Affiliate, or (iii) a liquidation or dissolution of the Company other than in connection with a bankruptcy or insolvency.

Section 2.09         “Change in Control Termination”  shall mean an Eligible Employee’s Involuntary Termination that occurs on or within one (1) year following the date of a Change in Control or a Tier One Eligible Employee’s Good Reason Resignation that occurs on or within one (1) year following the date of a Change in Control.

Section 2.10         “COBRA”  shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 2.11         “Code”  shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

Section 2.12         “Committee”  shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms.  The “Committee” may delegate its authority under the Plan to one or more individuals or another committee which may or may not include members of the Board.

Section 2.13         “Company”.  shall mean Playtex Products, Inc., or any successor thereto.

Section 2.14         “Effective Date”.  shall mean July 11, 2007.

Section 2.15         “Eligible Employee”.  shall mean a salaried Employee of the Company employed in the United States and for whom the Company withheld income and employment taxes.  If there is any question as to whether an Employee is an Eligible Employee for purposes of the Plan, the Committee shall make the determination.

Section 2.16         “Employee”.  shall mean an individual employed by the Company as a common law employee on the United States payroll.

Section 2.17         “ERISA”.  shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Section 2.18         “Exchange Act”.  shall mean the Securities Exchange Act of 1934, as amended.

Section 2.19         “Good Reason Resignation”.  shall mean a Tier One Eligible Employee’s written resignation within sixty (60) days of the occurrence of any of the following circumstances that occurs on or within one (1) year following the date of a Change in Control, unless such circumstances are fully corrected by the Company within thirty (30) days following written notice from the Eligible Employee:

(a)           a material breach by the Company of the Eligible Employee’s employment retention or severance agreement or stock option or restricted stock agreements;

(b)           assignment of duties materially and adversely inconsistent with the Eligible Employee’s position, duties or responsibilities as in effect immediately prior to the effective date of a Change in Control,

(c)           a reduction in the Eligible Employee’s base salary or target bonus, or a material reduction in aggregate benefits provided the Eligible Employee, as in effect immediately prior to the effective date of a Change in Control, or

(d)           relocation of the Eligible Employee’s primary office to a place which increases his or her commute by more than 50 miles.

Section 2.20         “Involuntary Termination”  shall mean a termination of an Eligible Employee’s employment initiated by the Company for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.

Section 2.21         “Merger Agreement”  shall mean the Agreement and Plan of Merger, dated as of July       , 2007, among the Company, [Parent] and [the merger subsidiary].

Section 2.22         “Participant”.  shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits under the Plan.

Section 2.23         “Participation Agreement”.  shall mean the agreement between an Eligible Employee and the Company evidencing the Eligible Employee’s acceptance of the terms of this Plan as provided in Section 3.02.

Section 2.24         “Permanent Disability”.  shall mean an Eligible Employee meets the requirements for disability benefits under the Company’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect.

Section 2.25         “Person” ..  shall mean has the meaning ascribed to such term in sections 13(d) and 14(d) of the Exchange Act.

Section 2.26         “Plan”.  shall mean this Playtex Products, Inc. Change in Control Severance Plan as set forth herein, and as may be amended from time to time.

Section 2.27         “Plan Administrator”.  shall mean one or more individuals appointed by the Committee to administer the terms of the Plan as set forth herein.  Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator.  The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.28         “Release”.  shall mean the Separation of Employment Agreement and General Release, in the form regularly used by the Company on the Termination Date.

Section 2.29         “Service”.  shall mean the total number of years and completed months the Eligible Employee was an Employee of the Company or its Affiliates.  Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law.  Any period of employment with the Company, an Affiliate, or a predecessor employer for which an Eligible Employee previously received severance benefits, shall be excluded from Service.

Section 2.30         “Severance Benefits”.  shall mean the salary and bonus replacement amounts and other benefits that an Eligible Employee is eligible to receive pursuant to Article IV of the Plan.

Section 2.31         “Severance Period”.  shall mean the period of time for which an Eligible Employee is entitled to receive cash Severance Benefits under this Plan.

Section 2.32         “Successor” shall mean any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.33         “Termination Date”.  shall mean the date on which an Eligible Employee ceases to be in active employment with the Company, whether by reason of an Involuntary Termination, Voluntary Resignation, Good Reason Resignation, or termination for Cause.

Section 2.34         “Tier One Eligible Employee” .  shall mean each Eligible Employee who reports directly to the CEO of the Company (except the Chief Financial Officer) as well as any other Eligible Employee designated by the CEO to be a Tier One Eligible Employee.

Section 2.35         “Tier Three Eligible Employee” .  shall mean each other salaried Employee of the Company other than a salaried Employee designated as a Tier One Eligible Employee or a Tier Two Eligible Employee.

Section 2.36         “Tier Two Eligible Employee” .  shall mean each senior executive of the Company designated by the CEO to be a Tier Two Eligible Employee.

Section 2.37         “Voluntary Resignation”  shall mean each retirement or voluntary resignation from employment by an Eligible Employee other than a Good Reason Resignation.

Section 2.38         “Year of Service”.  shall mean each completed year of Service.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01         Participation.  Each Eligible Employee who incurs a Change in Control Termination and satisfies the conditions of Section 3.02 shall be a Participant and shall receive the Severance Benefits described in the Plan.  Participation in the Plan is expressly conditioned upon the Eligible Employee executing a Participation Agreement, substantially in the form attached hereto as Exhibit A, within sixty (60) days of the date of the adoption of the Plan for Eligible Employees employed by the Company on that date, or for newly hired Employees, within sixty (60) days of becoming an Eligible Employee, in either case, pursuant to which the Eligible Employee agrees to be bound by the restrictive covenants required by Article V as set forth in the Participation Agreement, as applicable.  An Eligible Employee who becomes a Participant shall not be eligible to receive any other severance benefits from the Company or any Affiliate on account of a Change in Control Termination, unless otherwise provided in the Plan.

Section 3.02         Conditions.

(a)           Eligibility for Severance Benefits is expressly conditioned on the Eligible Employee’s (i) execution (and non-revocation) of a Release; (ii) compliance with all the terms and conditions of such Release; (iii) execution of a Participation Agreement (1) binding the Eligible Employee to the restrictive covenants required by Article V and set forth in the Participation Agreement, as applicable, following the Eligible Employee’s Change in Control Termination and (2) acknowledging that all decisions and determinations of the Board, the Committee, and the Plan Administrator shall be final and binding on the Eligible Employee, his beneficiaries and any other person claiming or having an interest under the Plan on his behalf; and (iv) compliance with all of the terms and conditions of such Participation Agreement and the restrictive covenants required by Article V and set forth in the Participation Agreement.

(b)           If the Plan Administrator determines, using its reasonable good faith judgment, that the Eligible Employee has not fully complied with any of the terms of the Plan, the Participation Agreement and/or the Release, the Plan Administrator may deny Severance Benefits not yet in pay status or discontinue the payment of any Severance Benefits then being paid or provided and may require a Participant to repay any Severance Benefits already received.  If the Committee notifies a Participant that repayment of all or any portion of the Severance Benefits already received is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent.  Any remedy under this subsection (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01         Amount of Severance Benefits Upon Change in Control Termination for Tier One Eligible Employees.  The Severance Benefits to be provided to a Tier One Eligible Employee who incurs a Change in Control Termination and is determined to be eligible for Severance Benefits in accordance with Section 3.02, shall be as provided in Exhibit B hereto.

Section 4.02         Amount of Severance Benefits Upon Change in Control Termination for Tier Two Eligible Employees.  The Severance Benefits to be provided to a Tier Two Eligible Employee who incurs a Change in Control Termination and is determined to be eligible for Severance Benefits in accordance with Section 3.02, shall be as provided in Exhibit C hereto.

Section 4.03         Amount of Severance Benefits Upon Change in Control Termination for Tier Three Eligible Employees.  The Severance Benefits to be provided to a Tier Three Eligible Employee who incurs a Change in Control Termination and is determined to be eligible for Severance Benefits in accordance with Section 3.02, shall be as provided in Exhibit D hereto.

Section 4.04         Payment of Severance Benefits.

(i)            The value of all Severance Benefits payable pursuant to Sections 4.01, 4.02 or 4.03, as applicable, except continued health coverage and any Gross Up Payment (as defined in Exhibit B), shall be paid in a single lump sum payment within thirty (30) days following the Participant’s Termination Date, subject to Section 9.14 below.

(ii)           All payments of cash Severance Benefits under Sections 4.01, 4.02 or 4.03 are subject to applicable federal, state and local taxes and withholdings.

Section 4.05         Voluntary Resignation; Termination for Death or Permanent Disability.  If an Eligible Employee’s employment terminates on account of (a) the Eligible Employee’s Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination; provided however, that the Eligible Employee shall still be subject to the restrictive covenants pursuant to Article V and the Participation Agreement.

Section 4.06         Termination for Cause.  If an Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee, if any; provided however, that the Eligible Employee shall still be subject to the restrictive covenants pursuant to Article V and the Participation Agreement..  Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines that an Eligible Employee has engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date, any Severance Benefits payable or provided to the Participant under Sections 4.01, 4.02 or 4.03, as applicable, shall immediately cease, and the Participant shall be required to return any Severance Benefits paid or provided to the Participant prior to such determination.  The Company may withhold paying Severance Benefits pending resolution of an inquiry that could lead to a finding resulting in Cause.

ARTICLE V

CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT

Each Tier One Eligible Employee shall, by executing a Participation Agreement, agree to adhere to the restrictive covenants contained therein which are a material inducement to the Company to provide Severance Benefits in accordance with the terms of this Plan.

ARTICLE VI

THE PLAN ADMINISTRATOR

Section 6.01         Authority and Duties.  It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan.  The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions.  All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 8.04), with respect to denied claims for Severance Benefits.  The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 6.02         Compensation of the Plan Administrator.  The Plan Administrator shall receive no compensation for services as such.  However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation.  The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 6.03         Records, Reporting and Disclosure.  The Plan Administrator shall keep a copy of all records relating to the payment or provision of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan.  All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VII

AMENDMENT, TERMINATION AND DURATION

Section 7.01         Amendment, Suspension and Termination.  Except as otherwise provided in this Section 7.01, the Board shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action.  No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed (and did not revoke) a Release as required under Section 3.02.  Notwithstanding the foregoing, this Plan shall terminate when the Merger Agreement terminates, if the Effective Time (as defined in the Merger Agreement) has not occurred.  If a Change in Control is consummated, notwithstanding any provision of this Section to the contrary, this Plan may not be terminated, suspended or amended in any material respect during the one (1)-year period immediately following the consummation of the Change in Control.

Section 7.02         Duration.  Unless terminated sooner by the Board, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of a Change in Control Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE VIII

CLAIMS PROCEDURES

Section 8.01         Claim.  Each Participant under this Plan may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator.  No appeal is permissible as to a Participant’s eligibility for or amount of the Severance Benefit, which are decisions made solely within the discretion of the Company, and the Committee acting on behalf of the Company.  No person may bring an action in connection with this Plan unless the claims procedures described in this Article VIII are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary.  If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article VIII.  Facts and evidence that become known to the terminated Eligible Employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claim(s).  Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary are waived.

Section 8.02         Initial Claim.  Before the date on which payment of a Severance Benefit commences, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate.  In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits.  This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period.  The notice advising of the denial shall specify the following: (a) the reason or reasons for denial, (b) make specific reference to the Plan provisions on which the determination was based, (c) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 8.03         Appeals of Denied Administrative Claims.  All appeals shall be made by the following procedure:

(a)           A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial.  Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.  Appeals not timely filed shall be barred.

(b)           The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c)           The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor.  The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim.  In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination.  The determination so rendered shall be binding upon all parties.  If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 8.04         Appointment of the Named Appeals Fiduciary.  The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary.  Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator.  All such removals may be with or without cause and shall be effective on the date stated in the notice of removal.  The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 8.05         Arbitration; Expenses.  In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in the State of Connecticut (or such other location as may be mutually agreed upon by the Company and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment, except to the extent provided by section 502 of ERISA, may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan.  If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE IX

MISCELLANEOUS

Section 9.01         Nonalienation of Benefits.  None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular,

to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan.

Section 9.02         Notices.  All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service.  In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 9.03         Successors.  Any Successor shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 9.04         Other Payments.  Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s or any Affiliate’s then current severance pay policies for a termination that is covered by this Plan for the Participant.

Section 9.05         No Mitigation.  Except as otherwise provided in Section 4.06, Participants shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by Company, in which case Severance Benefits shall cease.

Section 9.06         No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 9.07         Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 9.08         Heirs, Assigns, and Personal Representatives.  This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 9.09         Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 9.10         Gender and Number.  Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 9.11         Unfunded Plan.  The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company or any Affiliate that may be applied to the payment of Severance Benefits.

Section 9.12         Payments to Incompetent Persons.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and its Affiliates, the Committee and all other parties with respect thereto.

Section 9.13         Lost Payees.  A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due.  Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 9.14         Code Section 409A Compliance.  This Plan is intended to comply with the requirements of section 409A of the Code.  The first $450,000 of Severance Benefits paid under this Plan shall be considered payments upon an involuntary termination under a “separation pay plan” under section 409A.  Any additional Severance Benefits, payable to the Participant under the Plan are intended to be paid within thirty (30) days following the Participant’s Termination Date and, therefore, exempt from section 409A under the “short term deferral” exemption.

Notwithstanding the preceding sentence, the portion of the Severance Benefits attributable to the Tier One Eligible Employee’s continued use of a Company car up to the Code section 402(g)(1)(B) limit ($15,500 for 2007, as adjusted) shall be considered exempt from section 409A of the Code as a “limited payment” under a separation pay plan.  Any additional portion of the Severance Benefits attributable to the Tier One Eligible Employee’s continued use of a Company car that exceeds the Code section 402(g)(1)(B) limit, shall be subject to the six-month delay as described below.

Notwithstanding anything in this Plan to the contrary, if the Participant is a “specified employee” of a publicly traded corporation under section 409A at the time of his “separation from service”, as determined under section 409A, and if payment of any amount under this Plan is required to be delayed for a period of six (6) months after that separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period.  If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within sixty (60) days after the date of the Participant’s death.  A “specified employee” shall mean an employee who, at any time during the twelve (12)-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Plan Administrator.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Plan Administrator in accordance with the provisions of sections 416(i) and 409A and the regulations issued thereunder.

Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs.  To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.  All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under section 409A.  For purposes of section 409A of the Code, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 9.15         Controlling Law.  This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not superseded by federal law.

EXHIBIT A

Participation Agreement

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of                              , 2007 by and between                                  (the “Employee”) and Playtex Products, Inc., a Delaware corporation (the “Company”).

The Employee is eligible to participate in the Playtex Products, Inc. Change in Control Severance Plan (the “Plan”).  The Employee accepts participation in the Plan and, intending to be legally bound, agrees as follows:

1.             Participation in the Plan; Termination of any other Rights to Severance Benefits.  Pursuant to the terms of the Plan, I agree to forego any other benefits or payments to which I may otherwise be entitled under the terms of any other plan, program or agreement of the Company which provides for the payment of severance benefits in the event of my termination of employment in connection with a Change in Control (as defined in the Plan) of the Company [, including any rights I may have under my                        with the Company, dated                                (the “Prior Agreement”).  I understand and agree that by executing this Agreement, the Prior Agreement shall be null and void and of no further effect as of the date hereof].

2.             Employee’s Undertakings.  I agree to be bound by, and accept, all of the terms of the Plan [and I hereby accept the reasonableness of the equitable relief provisions set forth in Section 3 of this Participation Agreement.]

3.             [Restrictive Covenants.  I agree that the following restrictive covenants shall apply upon the occurrence of a Change in Control Termination (as defined in the Plan) but, in any event, do not modify or replace, or relieve me of any obligations under, any other restrictive covenants in effect as of the date of this Participation Agreement or thereafter between me and the Company except in connection with a Change in Control Termination as provided herein.

(a)           Confidential Information.  By executing this Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Affiliates, or their businesses, which I shall have been obtained during my employment by the Company or an Affiliate.  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act of mine or any of my representatives; or (c) the I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (a) and (b) of the preceding sentence, my obligation to maintain

B-1

such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)           Non-Competition.  By executing this Participation Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its Affiliates.  Accordingly, during my employment with the Company or any Affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimis basis) at any time during the one (1) year period ending with the date of termination, in any locale of any country in which the Company or any of its Affiliates conducts business.  This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

(c)           Non-Solicitation.  During my employment with the Company or an Affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Company or any Affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any Affiliate to purchase goods or services then sold by the Company or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(d)           Non-Disparagement.  Each of us (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) shall, by executing a Participation Agreement, agree not to make any statements that disparage the other party, or in the case of the Company or its Affiliates, their respective employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

(e)           Reasonableness.  In the event the provisions of this Section 3 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

B-2

(f)            Equitable Relief.

(i)            By participating in the Plan and by executing this Participation Agreement, I acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have established the Plan and offered me participation in the absence of such restrictions, and that any violation of any provision of this Article will result in irreparable injury to the Company and its Affiliates.  By agreeing to participate in the Plan, I represent that my experience and capabilities are such that the restrictions contained in this Participation Agreement will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  I further represent and acknowledge that (i) I have been advised by the Company to consult my own legal counsel in respect of this Plan, and (ii) that I have had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan and the Participation Agreement with my counsel.

(ii)           I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 3, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(iii)          I irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Section 3, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Connecticut, without, in any event, posting a bond, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which may have to the laying of venue of any such suit, action or proceeding in any such court.  I also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of the Plan.]

(g)           Survival of Provisions.  The obligations contained in this Participation Agreement shall survive the termination of my employment with the Company or any Affiliate and shall be fully enforceable thereafter.

[SIGNATURE PAGE FOLLOWS]

B-3

This Agreement has been duly executed as of the day and year first written above.

PLAYTEX PRODUCTS, INC.

By:

Title:

I hereby acknowledge that I have had the opportunity to review and consider the Plan and the restrictive covenants set forth in Article V of the Plan.  I hereby accept my right to receive potential Severance Benefits described in this Agreement and the Plan and agree to be bound by the terms of the Plan and this Agreement including the restrictive covenants set forth in Article V of the Plan and the Participation Agreement.  I hereby further agree that all the decisions and determinations of the Board, Committee and/or Plan Administrator, as applicable, shall be final and binding.

Employee

B-4

EXHIBIT B

Amount of Severance Benefits Upon Change in Control Termination for Tier One Eligible Employees

A.            Upon a Tier One Eligible Employee’s Involuntary Termination or Good Reason Resignation on or within one (1) year following a Change in Control, the Tier One Eligible Employee shall be entitled to receive the following benefits:

1.                                       Salary and Bonus Severance.  Two (2) years’ Base Salary and Bonus.

2.                                       Regular Bonus.  If the Tier One Eligible Employee Employee’s Termination Date is in 2007, the Tier One Eligible Employee shall receive a pro-rata portion of the 2007 target bonus based on the Termination Date.  If the Tier One Eligible Employee Employee’s Termination Date is in 2008, the Tier One Eligible Employee shall receive a pro-rata portion of the 2007 target bonus (or a pro rata target bonus for 2008, if greater).  A Tier One Eligible Employee shall also be entitled to payment of a prior year’s bonus, if the Tier One Eligible Employee’s Termination Date occurs prior to payment of such bonus.

3.                                       Profit Sharing Contribution. A profit sharing contribution, based on historical 10% of Earnings (as defined in the Company’s Profit-Sharing Retirement Plan, which shall not include any equity compensation or severance benefits) contribution level for the year in which the Termination Date occurs.  The Tier One Eligible Employee shall also be entitled to payment of the prior year’s profit sharing contribution if his or her Termination Date occurs prior to the time such contribution is made.  (Profit sharing contribution shall be made to the Company’s Profit-Sharing Retirement Plan to the extent permitted by Code requirements; otherwise, the contribution shall be paid to the Company’s Deferred Benefit Equalization Plan).

4.                                       Other Benefits.  Other benefits payable for two (2) years following the Termination Date (or the cash equivalent, as specified in Section 4.04 of the Plan):

a.                                       The Tier One Eligible Employee shall continue to be covered under the Company’s medical and dental plans, at the same level of medical and dental coverage as in effect at his Termination Date for himself and, if applicable, his spouse and dependents, as the same may be changed from time to time for employees of the Company generally during the Severance Period.  The Tier One Eligible Employee shall be responsible for the payment of the employee portion of the contributions that are required for such medical and dental coverage during the Severance Period and such contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage.  The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable coverage for the Participant and his eligible dependents.  Notwithstanding any other provision of this Plan to the contrary, in the event that the Participant commences employment with another employer at any time during the Severance Period, the Participant shall cease receiving medical and dental coverage under the Company’s medical and dental plans.  Within thirty (30) days of the Participant’s commencement of employment with another employer, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental coverage provided to Participant by his new employer.  The COBRA health care continuation coverage period under section 4980B of the Code, shall run concurrently with the foregoing twenty four-month period.

b.             use of the company car;

c.             the value of financial planning services; and

d.             the value of health club reimbursement.

5.             Outplacement Services.  Outplacement services at senior executive level.

6.                                       Gross Up Payment.  Anything in this Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Tier One Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay to the Tier One Eligible Employee an additional amount (the “Gross-Up Payment”), such that the net amount retained by the Tier One Eligible Employee after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment.  For purposes of determining the amount of the Gross-Up Payment, unless the Tier One Eligible Employee specifies that other rates apply, the Tier One Eligible Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Tier One Eligible Employee’s residence on the Tier One Eligible Employee’s Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

All determinations to be made under this Paragraph 6 shall be made by the Company’s independent public accountant immediately prior to the Change in Control or by another independent public accounting firm mutually selected by the Company and the Tier One Eligible Employee before the date of the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the Tier One Eligible Employee within twenty (20) days after the Tier One Eligible Employee’s Termination Date.  Any such determination by the Accounting Firm shall be binding upon the Company and the Tier One Eligible Employee.  The Company shall pay the Gross-Up Payment to the Tier One Eligible Employee within ten (10) days after the Accounting Firm’s determination, but in any event no later than the end of the Tier One Eligible Employee taxable year next following the taxable year in which the Tier One Eligible Employee remits the related taxes.

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Paragraph 6 shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Paragraph 6 except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

The Tier One Eligible Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Tier One Eligible Employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Tier One Eligible Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Tier One Eligible Employee in writing prior to the expiration of such period that it desires to contest such claim, the  Tier One Eligible Employee shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv)permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Tier One Eligible Employee harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Tier One Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Tier One Eligible Employee agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Tier One Eligible Employee to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Tier One Eligible Employee, on an interest-free basis and shall indemnify and hold the Tier One Eligible Employee harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Tier One Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Tier One Eligible Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by the Tier One Eligible Employee of an amount advanced by the Company pursuant to this Paragraph, the Tier One Eligible Employee becomes entitled to receive any refund with respect to such claim, the Tier One Eligible Employee shall (subject to the Company’s complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Tier One Eligible Employee of an amount advanced by the Company pursuant to this Section, a determination is made that the Tier One Eligible Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Tier One Eligible Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

EXHIBIT C

Amount of Severance Benefits Upon Change in Control Termination for Tier Two Eligible Employees

A.            Upon a Tier Two Eligible Employees Involuntary Termination on or within one (1) year following a Change in Control, the Tier Two Eligible Employee shall be entitled to receive the following benefits:

1.                                       Base Salary.  Two (2) weeks’ of Base Salary for each Year of Service up to twenty six (26) Years of Service, with a minimum of fifty two (52) weeks’ pay.  In addition, one (1) additional week’s Base Salary for each Year of Service in excess of twenty six (26) Years. (With respect to the current designated Tier Two Eligible Employees , John McColgan shall be entitled to receive fifty two (52) weeks of Base Salary and William Stammer shall be entitled to receive sixty three (63) weeks of Base Salary.)

2.                                       Special Bonus.  An amount equal to the 2007 target bonus.  If the Tier Two Eligible Employee Employees’ Termination Date is in 2008, he shall receive the 2007 target bonus (or the target bonus for 2008, if greater).

3.                                       Regular Bonus.  If the Tier Two Eligible Employee Employee’s Termination Date is in 2007, the Tier Two Eligible Employee shall receive a pro-rata portion of the 2007 target bonus based on the Termination Date.  If the Tier Two Eligible Employee Employee’s Termination Date is in 2008, the Tier Two Eligible Employee shall receive the pro-rata portion of the 2007 target bonus (or the pro rata target bonus for 2008, if greater).  A Tier Two Eligible Employee shall also be entitled to payment of a prior year’s bonus, if the Tier Two Eligible Employee’s Termination Date occurs prior to payment of such bonus.

4.                                       Profit Sharing Contribution.  A profit sharing contribution, based on historical 10% of Earnings (as defined in the Company’s Profit-Sharing Retirement Plan, which shall not include any equity compensation or severance benefits) contribution level for the year in which the Termination Date occurs.  The Tier Two Eligible Employee shall also be entitled to payment of the prior year’s profit sharing contribution if his or her Termination Date occurs prior to the time such contribution is made.  (Profit sharing contribution shall be made to the Company’s Profit-Sharing Retirement Plan to the extent permitted by Code requirements; otherwise, the contribution shall be paid to the Company’s Deferred Benefit Equalization Plan).

C-1

5.                                       Outplacement Services.  Outplacement services commensurate with the Participant’s level.

C-2

EXHIBIT D

Amount of Severance Benefits Upon Change in Control Termination for Tier Three Eligible Employees

A.            Upon a Tier Three Eligible Employees Involuntary Termination on or within one (1)year following a Change in Control, the Tier Three Eligible Employee shall be entitled to receive the following benefits:

1.                                       Base Salary.  Two (2) weeks’ of Base Salary for each Year of Service up to twenty six (26) Years of Service, with a minimum Severance Benefits of eight (8) weeks’ pay;

a.                                       The Minimum Severance for Managers shall be sixteen (16) weeks; the minimum Severance for Directors shall be twenty six (26) weeks and the minimum Severance for Vice Presidents shall be thirty nine (39) weeks.

b.                                      One (1) additional week’s Base Salary for each Year of Service in excess of twenty six (26) years.

2.                                       Regular Bonus.  If the Tier Three Eligible Employee Employee’s Termination Date is in 2007, the Tier Three Eligible Employee shall receive a pro-rata portion of the 2007 target bonus based on the Termination Date.  If the Tier Three Eligible Employee Employee’s Termination Date is in 2008, the Tier Three Eligible Employee shall receive the pro-rata portion of the 2007 target bonus (or the pro rata target bonus for 2008, if greater).  A Tier Three Eligible Employee shall also be entitled to payment of a prior year’s bonus, if the Tier Three Eligible Employee’s Termination Date occurs prior to payment of such bonus.

3.                                       Profit Sharing.  A profit sharing contribution, based on historical 10% of Earnings (as defined in the Company’s Profit-Sharing Retirement Plan, which shall not include any equity compensation or severance benefits) contribution level for the year in which the Termination Date occurs.  The Tier One Eligible Employee shall also be entitled to payment of the prior year’s profit sharing contribution if his or her Termination Date occurs prior to the time such contribution is made.  (Profit sharing contribution shall be made to the Company’s Profit-Sharing Retirement Plan to the extent permitted by Code requirements; otherwise, the contribution shall be paid to the Company’s Deferred Benefit Equalization Plan).

4.                                       Outplacement Services.  Outplacement services commensurate with the Participant’s level.

D-1